UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2005

EAST KANSAS AGRI-ENERGY, L.L.C.

(Exact name of small business issuer as specified in its charter)

Kansas	333-96703	48-1251578
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 225, 1304 S. Main Street, Garnett, Kansas 66032
(Address of principal executive offices)

(785) 448-2888
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement and Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On December 20, 2005, the Company completed an industrial revenue bond financing with the City of Garnett, Kansas, which we expect to provide property tax savings for 10 years on the plant site.  In order to obtain the property tax savings, the Company transferred title to the plant site and improvements to the City of Garnett as security for the repayment of the bonds, and the Company is leasing back the site in exchange for lease payments in an amount that is equal to the amount of interest to be paid on the City of Garnett Bonds (the “Bonds”).  The Company has purchased all of the Bonds offered by the City of Garnett.  The Company’s senior lender, Home Federal Savings Bank consented to this transaction, and the bonds have been pledged to Home Federal Savings Bank as security for the Company’s obligations.  The maximum principal amount of the bonds is $50,000,000.  The bonds were initially issued in the principal amount of $47,866,117, which is the amount of the Company’s expenditures on the plant as of December 20, 2005.  Both the bond and the corresponding lease have terms of 10 years.  Assuming we have paid all of the interest due under the financing agreements at the end of the 10-year period, the financing agreements provide that the City of Garnett will transfer the plant site and improvements back to the Company in return for nominal consideration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAST KANSAS AGRI-ENERGY, LLC

Date:	December 22, 2005	/s/ Thomas Leitnaker
Thomas Leitnaker, Controller (Principal Financial Officer)